BARMAG AGREEMENT

                             ISOLYSER COMPANY, INC.
                                       AND
                             THANTEX HOLDINGS, INC.
                                  July __, 1998


         BARMAG AGREEMENT, dated July ___, 1998 (this "Agreement"), between ISOLYSER COMPANY, INC., a Georgia corporation ("Seller"), and THANTEX HOLDINGS, INC., a Delaware corporation ("Purchaser"). Certain capitalized terms shall have the meaning set forth in Article I.

         WHEREAS, Seller owns certain equipment and leasing rights in Charlotte, North Carolina which the Seller desires to transfer and the Purchaser desires to acquire in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

         "BarMag Equipment" means that certain manufacturing line acquired by the Seller from American BarMag Corporation and located in Charlotte, North Carolina and more fully described in Section 1.01 of the Disclosure Statement.

         "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.



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         "Disclosure  Statement" means the Disclosure  Statement dated as of the date hereof delivered to Purchaser by Seller.

         "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind, other than ad valorem taxes not yet due and payable.

         "Equipment Related Property" means (1) all inventory of spare and replacement parts relating to the BarMag Equipment, (2) all plans, manuals, records and other documents relating to the BarMag Equipment, (3) the Intellectual Property, if any, directly pertaining to the equipment or the customized products such equipment has been designed or programmed to produce (excluding any Orex 7 products).

         "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

         "Intellectual Property Rights" means (a) patent and patent applications, (b) trademarks, service marks, logos, trade dress, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof and (d) trade secrets, formulas, inventions, invention disclosures, know-how, manufacturing and production processes and techniques, business and marketing plans, customer and supplier lists, computer software and other proprietary business and intellectual property rights.

         "Knowledge  of  Seller"  or  "Seller's   Knowledge"  means  the  actual
knowledge of the executive officers of Seller after due inquiry of the executive officers of Seller.

         "Lease" means that certain lease by and between American BarMag Corporation (ATenant") and Freeway Self Storage, LLC (the ALandlord") dated June 28, 1996.

         "Losses" means any and all claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) actually suffered or incurred.

          "Material Adverse Effect" means, with respect to any Person, any change in, or effect on, the business of such Person that is materially adverse to the business, operations, results of operations or the financial condition thereof or an amount in excess of $10,000.

         "Related Transactions" means those transactions by and among the Purchaser, the Seller and their Affiliates more fully described on Exhibit A.



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         "Sublease"  means that certain  sublease by and between American BarMag
Corporation (ASublandlord") and Seller (ASubtenant") dated July 1, 1996 for approximately 10,000 square feet located in Mecklinburg County, North Carolina which is the subject of the Lease.

         "Subject  Business  Assets"  means (i) the  assignment of the Sublease,
(ii) the BarMag Equipment (iii) the Equipment Related Property of the BarMag Equipment and (iv) any tangible personal property belonging to the Seller or its Affiliates located on the property of the Sublease on the day of Closing unless the Seller and Purchaser agree in writing otherwise at or prior to Closing.

                                   ARTICLE II.

                                PURCHASE AND SALE

         SECTION 2.01. Purchase Price. The Purchase Price for the Subject Business Assets shall be $100,000. At the Closing, Purchaser shall deliver to Seller the Purchase Price, by wire transfer in immediately available funds, to an account or accounts designated at least three Business Days prior to the Closing Date by Seller in a written notice to Purchaser.

         SECTION 2.02 Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Subject Business Assets contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Thursday, August 6, 1998, or on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties. The Closing will occur at the offices of Buist, Moore, Smythe & McGee, P.A, 5 Exchange Street, Charleston, South Carolina, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         SECTION 2.03 Closing Documents. At the Closing, Seller shall execute and deliver to Purchaser such transfer and other documents as required to transfer the Subject Business Assets, together with such other instruments of conveyance, affidavits, declarations, assignments and other supporting documentation typically delivered in connection with a transaction of this type and in accordance with local law or custom (collectively the "Closing Documents") including:

         (i)        Bill of Sale in the form attached as Exhibit B
         (ii) Assignment and Assumption of the Sublease in the form attached as Exhibit C
         (iii) Estoppel and Consents of Subtenant and Sublandlord in form attached as Exhibit D
         (iv) Release of all Encumbrances on the Subject Business Assets, or other arrangements satisfactory to Purchaser and Seller
         (v)        Good Standing Certificates of Seller and Purchaser



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         (vi)       Officer's  Certificate  of Seller  and  Purchaser  including authorizing resolution, articles of incorporation with all amendments, by-laws and incumbency certificates.
         (vii)      FIRPTA affidavit

         SECTION 2.04. Allocation of Purchase Price. The Purchase Price shall be allocated for tax purposes among each item or class of the Subject Business Assets as set forth in Exhibit E of this Agreement. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to
Section 1060 of the Internal Revenue Code, and that any notices or filings will be prepared based upon such tax allocation of the Purchase Price. Purchaser agrees to send to Seller a completed copy of its Form 8594 (Asset Acquisition Statement under Section 1060) with respect to this transaction prior to filing such form with the Internal Revenue Service.



                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller represents and warrants to Purchaser, as of the date of this Agreement and through the Closing Date as follows:

         SECTION 3.01. Incorporation and Authority of Seller. Seller is a corporation duly incorporated and validly existing under the laws of Georgia. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization. execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by Seller does not and will not (a) violate or conflict with the organizational documents of the Seller, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Subject Business Assets or (c) (other than the Lease and Sublease) result in any breach of, or constitute a default (or event



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which  with the  giving  of  notice or lapse of time,  or both,  would  become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Subject Business Assets or properties of the Seller pursuant to, any note, bond, mortgage, credit agreement, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller is a party or by which any of such assets or properties is bound or affected, except as would not have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

         SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Seller from, or delay Seller in, performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement and except as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

         SECTION 3.04. INTENTIONALLY DELETED.

         SECTION 3.05. Absence of Certain Changes or Events. Since December 31, 1997, there has not been with respect to the Subject Business Assets (i) any Material Adverse Effect, (ii) any damage, destruction or loss, due to fire or other casualty, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect, (iii) any change in accounting methods, principles or practices by Seller materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (iv) any sale, lease, transfer, or assignment of any material Subject Business Assets other than in the ordinary course of business, or (v) any material capital expenditures other than in the ordinary course of business.

         SECTION 3.06. Litigation. As of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the Knowledge of Seller, threatened against Seller with respect to the the Subject Business Assets, before any court, arbitrator or administrative, governmental or regulatory authority or body that are reasonably likely to have a Material Adverse Effect on the operation of the Subject Business Assets. None of the Subject Business Assets are subject to any order, writ, judgment, injunction, decree, determination or award. Except as otherwise set forth in Section 3.06 of the Disclosure Statement, each of the matters listed on Section 3.06 of the Disclosure Statement is covered by insurance, and the insurer has acknowledged coverage of each such matter without reservation.

         SECTION 3.07. Compliance with Applicable Laws. Within the preceding three years



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Seller has not violated or failed to comply with any statute,  law,  regulation, rule, judgment, decree or order of any Governmental Authority applicable to the Subject Business Assets, except for violations and failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Seller's use of the Subject Business Assets. The Seller's use of the Subject Business Assets is in conformity with all federal, state and local governmental and regulatory requirements applicable to the subject Business Assets, except where such nonconformity would not, in the aggregate, have a Material Adverse Effect on the ability of Seller to use or operate the Subject Business Assets. Seller has all permits, licenses, franchises and certificates of occupancy from Governmental Authorities required to use and operate the Subject Business
Assets, except for such permits, licenses, franchises and certificates the absence of which would not, in the aggregate, have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets.

         SECTION 3.08. Environmental Matters. With respect to the Subject Business Assets:

                  (a) Except as would not have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets, Seller (i) is in compliance with all applicable Environmental Laws and (ii) holds all Environmental Permits necessary for its operations and properties and is in compliance with the terms and conditions of all such Environmental Permits.

                  (b) Seller has not received any written claim, demand, notice or complaint alleging violation of or liability (including without limitation any liability for site investigation, cleanup or corrective action) under any Environmental Laws.

                  (c) Except as would not have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets, to Seller's Knowledge, none of the following exists at the property which is subject to the
Sublease: (i) asbestos-containing material in any form or condition; (ii) materials containing polychlorinated biphenyls; (iii) underground storage tanks or surface impoundments; or (iv) landfills, surface impoundments or disposal areas.

                  (d) Except as would not have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental Laws.

                  (e) No written notice of a release of a Hazardous Material has been filed by or on behalf of Seller and no property or facility now or previously owned or operated by Seller is on the CERCLA National Priorities List (or proposed for such listing), the Comprehensive Environmental Response, Compensation, and Liability Information System list or any similar state or local list.



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                  (f)  Seller  has  not,   either   expressly  or,  to  Seller's
Knowledge, by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

                  (g) For purposes of this Agreement:

                  "CERCLA"  means  the  Comprehensive   Environmental  Response,
Compensation and Liability Act of 1980, as amended.

                  "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule or code. including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or worker health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge, investigation or cleanup of Hazardous Materials, in effect as of the date hereof.

                  "Environmental   Permits"   means   any   permit,    approval,
identification number, license or other authorization required of Seller under any applicable Environmental Law.

                  "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a "hazardous substance" pursuant to CERCLA, anything that is a "solid waste" or "hazardous waste"
pursuant to RCRA or any "pesticide", "pollutant", "contaminant", "toxic chemical" or "noise".

                  "RCRA" means the Resource Conservation and Recovery Act, as amended.

         SECTION 3.09. Title and Condition of Properties. (a) Seller has good and marketable title to, or valid leasehold interests in, all the Subject Business Assets. The BarMag Equipment is free and clear of all Encumbrances.

         (b) The real property which is the subject of the Lease and Sublease is suitable for the uses for which this property is currently used and has customary access to the utilities serving such property sufficient to allow the use of the property as it is currently used except for interruptions in utility service beyond Seller's control.

         (c) To the Seller's Knowledge and in reliance upon, and subject to, the affidavit attached as Exhibit F, the BarMag Equipment is in working order, and contains all of the equipment and parts essential for running the manufacturing line(s), except as disclosed in Section 3.09 of the Disclosure Statement.




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         SECTION  3.10.  Brokers.  No  broker,  finder or  investment  banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.


                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         SECTION 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization. execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser does not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not,



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require any consent, approval,  authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Purchaser from, or delay Purchaser in, performing any of its material obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to Seller.

         SECTION 4.04. Absence of Litigation. No claim, action, proceeding or investigation is pending before any court, arbitrator or administrative, governmental or regulatory authority or body that seeks to delay or prevent the consummation of the transactions contemplated hereby or that would be reasonably likely to materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

         SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

         SECTION 5.01 No General Assumption. Except for the Sublease, Seller shall transfer the Subject Business Assets to Purchaser free and clear of all Encumbrances and without any assumption of liabilities and obligations. Purchaser shall not assume or become responsible, by virtue of its purchase of the Subject Business Assets, for any liabilities or obligations of Seller, other than the Sublease.

         SECTION 5.02 Prorations The expenses and accruals of the Subject Business Assets, such as utilities, real and personal property taxes and rents, shall be prorated as of the date of Closing, based upon the best available information with corrections to be made by the parties when the final statements or required information is available.

         SECTION 5.03 Related Transactions The Closing on the Subject Business Assets is to occur simultaneously with the closing on the other Related Transactions. Each of the Related Transactions are contingent upon the closing of the other Related Transactions.

         SECTION   5.04.   Confidentiality   Agreement.   The   terms   of   the
confidentiality letter dated as of June 18, 1998 (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing.

         SECTION 5.05 Post-Closing Consents. In the event that the Purchaser should consent to close without any consent or estoppel certificate listed in
Section 2.03, the Seller



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agrees to use  reasonable  due  diligence  to obtain such  Consent(s)  after the closing, provided that the Seller shall have no obligation to make any payments to the party whose consent is required. The Seller and the Purchaser will cooperate and assist each other in obtaining such consents after closing.


         SECTION 5.04. Further Instruments. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

                                   ARTICLE VI

                                 INDEMNIFICATION

         SECTION 6.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller or Purchaser, until 18 months following the Closing Date; provided however, that the representations and warranties set forth in Section 3.01 and 4.01 (Incorporation and Authority) shall survive indefinitely.

         SECTION 6.02 Indemnification Agreement. The indemnification agreement by and among Isolyser Company, Inc., SafeWaste Corporation and White Knight Healthcare, Inc. , as sellers and Thantex Specialties, Inc., White Knight Industrial, Inc., SafeWaste, Inc. and Thantex Holdings, Inc., as purchasers of even date shall control all matters relating to indemnification by either the Seller or the Purchaser with respect to this Agreement. .

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS


         SECTION 7.01. Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

         SECTION 7.03. Conveyance Taxes. All sales, transfer, stamp, property transfer and similar Taxes incurred as a result of the sale of the Subject Business Assets contemplated hereby shall be split equally between the Seller and the Purchaser.



581507.1

         SECTION 7.03. Expenses. The Seller shall pay all sales taxes, if applicable, which are due and payable as a result of the Closing. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 7.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in Person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

                  (a)      if to Seller:

                           Isolyser Company, Inc.
                           650 Engineering Drive
                           Norcross, GA 30092
                           Chief Financial Officer
                           Telecopier: (770)441-2592

                           with a copy to:

                           Arnall Golden & Gregory, LLP
                           1201 West Peachtree Street
                           2800 One Atlantic Center
                           Atlanta, GA  30309-3450
                           Attn:  Stephen D. Fox, Esq.
                           Telecopier:  (404)873-8529

                  (b)      if to Purchaser:

                           Thantex Holdings, Inc.
                           4838 Jenkins Avenue
                           North Charleston, SC 29405
                           Attn: Jerry Zucker and James G. Boyd
                           Telecopier: (843) 7474092




581507.1
                           with a copy to:

                           Buist, Moore, Smythe & McGee, PA
                           5 Exchange Street
                           P.O. Box 999
                           Charleston, SC 29401
                           Attn: Susan M. Smythe, Esq.
                           Telecopier (843) 723-7398

         SECTION 7.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 7.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein. The exhibits referred to in and attached to this Agreement form a part of this Agreement and by reference are incorporated herein.

         SECTION 7.08. Assignment. Without the prior written consent of the other party hereto, neither party hereto may assign its rights or delegate its obligations hereunder.

         SECTION 7.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

         SECTION 7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

         SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when





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



executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this BarMag Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

                                          ISOLYSER COMPANY, INC.


                                          By:___________________________________

                                          Its:__________________________________



                                          THANTEX HOLDINGS, INC.


                                          By:___________________________________

                                          Its:__________________________________








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